Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES 2008 EARNINGS
CHLOR ALKALI AND WINCHESTER POST RECORD FULL YEAR EARNINGS

CLAYTON, MO., January 26, 2009–Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2008 income from continuing operations was $47.2 million, or $0.61 per diluted share, which compares to $29.6 million, or $0.40 per diluted share in the fourth quarter of 2007.  Sales from continuing operations in the fourth quarter of 2008 were $434.2 million, compared to $404.8 million in the fourth quarter of 2007.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “It is gratifying that both our Chlor Alkali and Winchester businesses achieved record levels of segment earnings in 2008. Chlor Alkali fourth quarter and full year 2008 segment earnings were $86.5 million and $328.3 million, respectively, while Winchester earned $3.3 million in the fourth quarter and $32.6 million for the year. Our full year 2008 reflects the success of the Pioneer acquisition, including the realization of synergies that exceeded our initial expectations. Winchester benefited from the combination of increased law enforcement and commercial volumes and improved pricing.

“During the fourth quarter favorable caustic soda pricing and favorable cost performance allowed Chlor Alkali to overcome historically weak volumes. The Chlor Alkali operating rate of 67% in the fourth quarter fell well below our initial estimate as demand declined from all customer groups. The fourth quarter Chlor Alkali earnings also reflect reduced costs due to successful production optimization efforts in our system that helped offset the weak demand.  In the fourth quarter Winchester benefited from stronger than normal fourth quarter demand and improved pricing.  Our overall fourth quarter results included a $3.3 million, non-cash, pretax pension curtailment charge associated with the transition of a portion of our Winchester hourly workforce from a defined benefit to a defined contribution pension plan.

“Earnings in the first quarter of 2009 are projected to be in the $0.50 to $0.65 per diluted share range.  Our visibility into total first quarter chlor alkali demand is significantly less than we normally experience and this forecast reflects an anticipated continuation of the weak Chlor Alkali demand environment experienced in the fourth quarter that has continued into January.  We expect first quarter 2009 ECU pricing to improve from the fourth quarter of 2008 levels. Winchester’s results are expected to be similar to the first quarter of 2008.”

Income from continuing operations in 2008 was $157.7 million, or $2.07 per diluted share, compared to $100.8 million, or $1.36 per diluted share in 2007.  Sales from continuing operations in 2008 were $1.76 billion compared to $1.28 billion in 2007.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter 2008 were $312.8 million compared to $302.1 million in the fourth quarter of 2007.  The increase reflects a 33% increase in ECU netbacks, which more than offset a 30% decline in chlorine and caustic soda volumes.  Volumes for hydrochloric acid increased 18% in the fourth quarter of 2008 compared to the fourth quarter of 2007 and bleach sales volumes were similar in the fourth quarter of 2008 compared to the fourth quarter of 2007.  Freight costs included in the ECU netbacks increased 24% in the fourth quarter of 2008 compared to the fourth quarter of 2007.  Fourth quarter 2008 Chlor Alkali segment income was $86.5 million compared to $68.1 million in the fourth quarter of 2007.  The improved ECU netbacks and the increased contribution from Pioneer synergies more than offset the lower sales volumes in the quarter. Synergies realized related to the Pioneer acquisition in the fourth quarter of 2008 increased approximately $7 million from the fourth quarter of 2007.

WINCHESTER

Winchester fourth quarter 2008 sales were $121.4 million compared to $102.7 million in the fourth quarter of 2007. The increase reflects a combination of higher selling prices and improved commercial and law enforcement volumes. Winchester’s fourth quarter 2008 profit was $3.3 million compared to $2.7 million in the fourth quarter of 2007. Higher selling prices and higher volumes offset higher commodity, material, and manufacturing costs, and a less favorable product mix.

CORPORATE AND OTHER COSTS

Fourth quarter 2008 pension income included in the Corporate and Other segment was $1.5 million in 2008, which included a curtailment charge of $3.3 million for the transition of a portion of our Winchester union employees from a defined benefit to a defined contribution pension plan.  Fourth quarter 2007 pension income included in the Corporate and Other segment was $0.2 million.  For the full year 2008, pension income included in the Corporate and Other segment was $14.8 million, compared to expense of $3.9 million in 2007.  The year-over-year change reflects the favorable impact of the $100 million voluntary contribution made in May of 2007, the favorable 2007 investment returns, a 25-basis point increase in the liability discount rate in 2007, the impact of the plan freeze for salaried and non-bargained hourly employees that became effective January 1, 2008, and an increase in the amortization period for actuarial losses.  Pension income for the full year 2008 included curtailment charges totaling $4.1 million associated with the transition of certain Chlor Alkali and Winchester union employees from a defined benefit plan to a defined contribution plan.

Under SFAS No. 158, the Company recorded a non-cash, after tax charge of $99.1 million to Shareholder’s Equity as of December 31, 2008 for the defined benefit pension plan and post-retirement medical plan.  This charge reflects unfavorable returns on plan assets during 2008.

As of December 31, 2007, the Company recorded a non-cash after tax credit of $124.1 million to Shareholders’ Equity for the defined benefit pension plan and post-retirement medical plan.  This credit reflected the use of a higher discount rate on pension benefit obligations and favorable returns on plan assets during 2007.

Fourth quarter charges to income for environmental investigatory and remedial activities were $6.5 million in 2008, compared to $8.6 million in the fourth quarter of 2007.  During the full year 2008, charges to income for environmental investigatory and remedial activities totaled $27.7 million compared to $37.9 million in 2007.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations. The decrease in 2008 charges compared to 2007 relates primarily to a $7.9 million increase in 2007 costs at a former waste disposal site based on revised remediation estimates resulting from negotiations with a government agency.

Other corporate and unallocated costs for the full year 2008 decreased from 2007 due to lower legal and legal related settlement costs and lower asset retirement obligation costs.  The legal and legal related settlement costs are primarily associated with legacy environmental matters.  During the fourth quarter of 2008, the Company, based on revised assumptions, reduced asset retirement obligations it had previously recorded by $1.5 million.  In the fourth quarter of 2007, the Company increased asset retirement obligations it had previously recorded by $3.0 million.

PENSION FUNDING

Based on the performance of pension plan assets during 2008 and the current funding requirements, Olin will not be required to make any cash contributions to its defined benefit pension plan at least through 2009.

DIVIDEND

On January 23, 2009, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on March 10, 2009 to shareholders of record at the close of business on February 10, 2009.  This is the 329th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 27.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Vice President and Chief Financial Officer; John L. McIntosh, Vice President and President Chlor Alkali Products Division; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit market, limiting or preventing our ability to borrow.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2009 - 04

Olin Corporation
Consolidated Statements of Income(a)
(In millions, except per share amounts)
	Three Months		Years Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007

Sales	$434.2	$404.8	$1,764.5	$1,276.8
Operating Expenses:
Cost of Goods Sold	336.0	335.4	1,377.2	1,035.5
Selling and Administration	32.8	34.2	137.3	129.2
Other Operating Income(b)	0.5	1.4	1.2	1.9
Operating Income	65.9	36.6	251.2	114.0
Earnings of Non-consolidated Affiliates	8.3	11.6	39.4	46.0
Interest Expense(c)	1.8	6.2	13.3	22.1
Interest Income	1.0	2.4	6.2	11.6
Other Income (Expense)(d)	0.1	1.0	(26.0)	1.2
Income from Continuing Operations before Taxes	73.5	45.4	257.5	150.7
Income Tax Provision	26.3	15.8	99.8	49.9
Income from Continuing Operations	47.2	29.6	157.7	100.8
(Loss) Income from Discontinued Operations, Net	—	(0.7)	—	29.0
Loss on Disposal of Discontinued Operations, Net	—	(13.6)	—	(139.0)
Net Income (Loss)	$47.2	$15.3	$157.7	$(9.2)
Net Income (Loss) Per Common Share:
Basic Income (Loss) per Common Share:
Income from Continuing Operations	$0.61	$0.40	$2.08	$1.36
(Loss) Income from Discontinued Operations, Net	—	(0.01)	—	0.39
Loss on Disposal of Discontinued Operations, Net	—	(0.18)	—	(1.87)
Net Income (Loss)	$0.61	$0.21	$2.08	$(0.12)
Diluted Income (Loss) per Common Share:
Income from Continuing Operations	$0.61	$0.40	$2.07	$1.36
(Loss) Income from Discontinued Operations, Net	—	(0.01)	—	0.39
Loss on Disposal of Discontinued Operations, Net	—	(0.19)	—	(1.87)
Net Income (Loss)	$0.61	$0.20	$2.07	$(0.12)
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	77.1	74.4	75.8	74.0
Average Common Shares Outstanding - Diluted	77.4	74.8	76.1	74.3

(a) Unaudited.

(b)		The three months and year ended December 31, 2007 included the receipt of a $1.3 million contingent payment associated with a 1995 divestiture.

(c)
Interest expense was reduced by capitalized interest of $2.7 million and $0.2 million for the three months ended December 31, 2008 and 2007, respectively, and $5.0 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively.

(d)
Other income (expense) for the year ended December 31, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities. We are currently unable to utilize the capital loss resulting from the impairment of these corporate debt securities; therefore, no tax benefit was recognized for the impairment loss.

Olin Corporation
Segment Information(a)
(In millions)
		Three Months		Years Ended
		Ended December 31,		December 31,
		2008	2007	2008	2007
Sales:
	Chlor Alkali Products	$312.8	$302.1	$1,275.4	$845.1
	Winchester	121.4	102.7	489.1	431.7
	Total Sales	$434.2	$404.8	$1,764.5	$1,276.8
Income from Continuing Operations before Taxes:
	Chlor Alkali Products(b)	$86.5	$68.1	$328.3	$237.3
	Winchester	3.3	2.7	32.6	26.4
	Corporate/Other:
	Pension Income (Expense)(c)	1.5	0.2	14.8	(3.9)
	Environmental Provision	(6.5)	(8.6)	(27.7)	(37.9)
	Other Corporate and Unallocated Costs	(11.1)	(15.6)	(58.6)	(63.8)
	Other Operating Income(d)	0.5	1.4	1.2	1.9
	Interest Expense(e)	(1.8)	(6.2)	(13.3)	(22.1)
	Interest Income	1.0	2.4	6.2	11.6
	Other Income (Expense)(f)	0.1	1.0	(26.0)	1.2
	Income from Continuing Operations before Taxes	$73.5	$45.4	$257.5	$150.7

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $8.3 million and $11.6 million for the three months ended December 31, 2008 and 2007, respectively, and $39.4 million and $46.0 million for the years ended December 31, 2008 and 2007, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses. Pension income for the three months ended December 31, 2008 included a curtailment charge of $3.3 million associated with the transition of a portion of our Winchester hourly workforce from a defined benefit pension plan to a defined contribution pension plan. Pension income for the year ended December 31, 2008 included curtailment charges of $4.1 million resulting from the transition of a portion of our Winchester hourly workforce and our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

(d)	The three months and year ended December 31, 2007 included the receipt of a $1.3 million contingent payment associated with a 1995 divestiture.

(e)
Interest expense was reduced by capitalized interest of $2.7 million and $0.2 million for the three months ended December 31, 2008 and 2007, respectively, and $5.0 million and $0.2 million for the years ended December 31, 2008 and 2007, respectively.

(f)
Other income (expense) for the year ended December 31, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities. We are currently unable to utilize the capital loss resulting from the impairment of these corporate debt securities; therefore, no tax benefit was recognized during the period for the impairment loss.

Olin Corporation
Consolidated Balance Sheets(a)
(In millions, except per share data)

December 31,	2008	2007

Assets:
Cash & Cash Equivalents	$246.5	$306.0
Short-Term Investments	—	26.6
Accounts Receivable, Net	213.0	202.0
Inventories	131.4	106.7
Current Deferred Income Taxes	21.1	15.0
Other Current Assets	32.9	14.7
Total Current Assets	644.9	671.0
Property, Plant and Equipment
(Less Accumulated Depreciation of $956.0 and $912.6)	629.9	503.6
Prepaid Pension Costs	—	139.7
Deferred Income Taxes	88.8	26.3
Other Assets	70.8	58.9
Goodwill	303.4	301.9
Total Assets	$1,737.8	$1,701.4

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$—	$9.8
Accounts Payable	146.8	150.6
Income Taxes Payable	2.8	3.1
Accrued Liabilities	274.5	244.7
Total Current Liabilities	424.1	408.2
Long-Term Debt	252.4	249.2
Accrued Pension Liability	51.0	50.5
Other Liabilities	304.4	329.8
Total Liabilities	1,031.9	1,037.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 77.3 Shares (74.5 in 2007)	77.3	74.5
Additional Paid-In Capital	802.3	742.0
Accumulated Other Comprehensive Loss	(269.2)	(151.2)
Retained Earnings (Accumulated Deficit)	95.5	(1.6)
Total Shareholders' Equity	705.9	663.7
Total Liabilities and Shareholders' Equity	$1,737.8	$1,701.4

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)
(In millions)

Years Ended December 31,	2008	2007
Operating Activities
Net Income (Loss)	$157.7	$(9.2)
Loss from Discontinued Operations, Net	—	110.0
Earnings of Non-consolidated Affiliates	(39.4)	(46.0)
Stock-Based Compensation	6.3	4.9
Depreciation and Amortization	69.6	48.0
Deferred Income Taxes	8.1	(17.0)
Qualified Pension Plan Contribution	—	(102.4)
Qualified Pension Plan (Income) Expense	(11.6)	14.4
Impairment of Investment in Corporate Debt Securities	26.6	—
Common Stock Issued Under Employee Benefit Plans	2.7	1.9
Changes in:
Receivables	(9.5)	(7.7)
Inventories	(25.0)	1.4
Other Current Assets	(18.2)	0.7
Accounts Payable and Accrued Liabilities	(42.0)	53.2
Income Taxes Payable	(7.5)	(1.4)
Other Assets	3.8	8.8
Other Noncurrent Liabilities	(14.1)	38.6
Other Operating Activities	1.2	(0.5)
Cash Provided by Continuing Operations	108.7	97.7
Discontinued Operations:
Loss from Discontinued Operations, Net	—	(110.0)
Loss on Disposal of Discontinued Operations	—	160.0
Operating Activities from Discontinued Operations	—	55.4
Cash Provided by Discontinued Operations	—	105.4
Net Operating Activities	108.7	203.1
Investing Activities
Capital Expenditures	(180.3)	(76.1)
Business Acquired through Purchase Transaction	—	(426.1)
Cash Acquired through Business Acquisition	—	126.4
Proceeds from Sale of Short-Term Investments	—	50.0
Proceeds from Sale/Leaseback of Equipment	—	14.8
Distributions from Affiliated Companies, Net	27.6	25.4
Other Investing Activities	(3.3)	2.2
Cash Used for Continuing Operations	(156.0)	(283.4)
Discontinued Operations:
Proceeds from Sale of a Business	—	380.8
Investing Activities from Discontinued Operations	—	(7.3)
Cash Provided by Discontinued Operations	—	373.5
Net Investing Activities	(156.0)	90.1
Financing Activities
Long-Term Debt:
Borrowings	—	180.0
Repayments	(11.3)	(325.7)
Issuance of Common Stock	15.4	13.6
Stock Options Exercised	38.1	5.3
Excess Tax Benefits from Stock Options Exercised	6.2	1.1
Dividends Paid	(60.6)	(59.2)
Deferred Debt Issuance Costs	—	(2.1)
Net Financing Activities	(12.2)	(187.0)
Net (Decrease) Increase in Cash and Cash Equivalents	(59.5)	106.2
Cash and Cash Equivalents, Beginning of Year	306.0	199.8
Cash and Cash Equivalents, End of Period	$246.5	$306.0

(a) Unaudited.

Olin Corporation
Quarterly Trend Data(a)
(In millions, except per share amounts)
	2008
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales	$399.1	$428.3	$502.9	$434.2	$1,764.5
Income from Continuing Operations before Taxes	58.9	54.8	70.3	73.5	257.5
Depreciation and Amortization	17.3	17.6	17.3	17.4	69.6
Capital Expenditures	31.0	40.5	51.9	56.9	180.3
Dividends Paid	14.9	15.0	15.2	15.5	60.6
Total Debt to Total Capitalization	26.6%	25.6%	24.2%	26.3%	26.3%
Diluted Income Per Common Share	$0.50	$0.47	$0.49	$0.61	$2.07
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	75.0	75.4	76.7	77.4	76.1

	2007
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales	$255.5	$266.2	$350.3	$404.8	$1,276.8
Income from Continuing Operations before Taxes	24.5	32.2	48.6	45.4	150.7
Depreciation and Amortization	9.6	9.5	12.1	16.8	48.0
Capital Expenditures	9.2	13.0	17.9	36.0	76.1
Dividends Paid	14.7	14.8	14.8	14.9	59.2
Total Debt to Total Capitalization	31.3%	29.5%	45.2%	28.5%	28.5%
Diluted Income (Loss) Per Common Share:
Income from Continuing Operations	$0.22	$0.29	$0.44	$0.40	$1.36
Income (Loss) from Discontinued Operations, Net	0.09	0.19	0.12	(0.01)	0.39
Loss on Disposal of Discontinued Operations, Net	—	—	(1.68)	(0.19)	(1.87)
Net Income (Loss)	$0.31	$0.48	$(1.12)	$0.20	$(0.12)
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	73.8	74.2	74.6	74.8	74.3

(a) Unaudited.